SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
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[ ]  Soliciting Material Pursuant toss.240.14a-12

                           Northland Cranberries, Inc.
                           ---------------------------
                (Name of Registrant as Specified in its Charter)

          ------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
                                PRELIMINARY COPY

                            [PRINTER TO INSERT LOGO]

                           NORTHLAND CRANBERRIES, INC.

                      800 First Avenue South, P.O. Box 8020
                     Wisconsin Rapids, Wisconsin 54495-8020

                              --------------------

                  NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 30, 2001

                              --------------------

TO OUR SHAREHOLDERS:

                  We would like to invite you to attend our 2001 annual meeting of shareholders on Wednesday, January 30, 2001 at 3:00 p.m. at the Northland Conference Center, located at 2321 West Grand Avenue, Wisconsin Rapids, Wisconsin. As we describe in the accompanying Proxy Statement, we will be voting on the following matters:

          1.   election of seven directors;

          2. a proposal to approve an amendment to our Articles of Incorporation allowing our Board of Directors at any time prior to January 30, 2002 to choose to implement a reverse stock split of our then outstanding Class A shares and Class B shares in a ratio of one-for-two, one-for-three or one-for-four; and

          3. any other business that may properly come before the annual meeting.

          We have enclosed a proxy card along with this proxy statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the annual meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope we have provided. If you attend the annual meeting, you can revoke your proxy and vote your shares in person if you would like.

          Thank you for your continued support. We look forward to seeing you at the annual meeting.


                                        NORTHLAND CRANBERRIES, INC.

                                        [PRINTER TO INSERT SIGNATURE]

                                        David J. Lukas
                                        Senior Vice President-Administration,
                                        Secretary and Corporate Counsel

Wisconsin Rapids, Wisconsin
December 21, 2000

                                PRELIMINARY COPY

                           FREQUENTLY ASKED QUESTIONS

Q:   Why have I received this proxy statement?

     Our Board of Directors has sent you this proxy statement, starting around December 21, 2000, to ask for your vote as a Northland shareholder on certain matters to be voted on at the upcoming annual shareholders' meeting.

Q:   What am I voting on?

     You will vote on re-electing seven directors. You will also vote on a proposal to approve an amendment to our Articles of Incorporation to effect, at the discretion of our Board of Directors, a reverse stock split in one of three ratios at any time prior to January 30, 2002. Our Board of Directors is not aware of any other matter which will be presented for your vote at the annual meeting.

Q:   Do I need to attend the annual meeting in order to vote?

     No. You can vote either in person by ballot at the annual meeting or by completing and mailing the enclosed proxy card.

Q:   Who is entitled to vote?

     If you owned shares as of the close of business on December 13, 2000 (the Record Date), you are entitled to vote. You will be entitled to one vote per share for each share of our Class A common stock you owned on the Record Date.

Q:   How many shares of Northland's stock are entitled to vote?

     As of the Record Date, [19,702,221] Class A shares and 636,202 Class B shares were entitled to vote at the annual meeting. Since Class B shares are entitled to three votes per share, there were [21,610,827] votes represented by all shares entitled to vote as of the Record Date. All shares vote together as one group for the election of directors and separately, by classes, for the approval of the amendment to the Articles of Incorporation.

Q:   What constitutes a quorum?

     A "quorum" refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the combined votes of the Class A shares and Class B shares entitled to be cast, or shares representing at least [10,805,414] votes, will represent a quorum for the purpose of electing directors. Since approval of the amendment to the Articles of Incorporation requires a separate class vote of each of the Class A shares and Class B shares, a majority of each of the Class A shares and Class B shares separately (or at least [9,851,111] Class A shares and at least 318,101 Class B shares), must be present at the annual meeting to represent a quorum for the purpose of approving the amendment to the Articles of Incorporation.

Q:   What happens if I sign and return my proxy card but do not mark my vote?

     John Swendrowski, as proxy, will vote your shares to elect the Board's nominees for director and for the approval of the amendment to the Articles of Incorporation.

Q:   Who will count the votes?

     Computershare Investor Services, L.L.C., our transfer agent and registrar, will count the votes and act as inspector of elections.

Q:   What percentage of Northland's votes do directors and officers own?

     Our directors and officers together own shares representing approximately 15.2% of our voting power as of the Record Date. See page 5 for more details.

Q:   Who are the largest shareholders?

     The State of Wisconsin Investment Board owned 3,749,400 Class A shares as of February 2, 2000, or approximately 19.0% of our Class A shares and approximately 17.4% of our voting power based on shares outstanding as of the Record Date. Gilder Gagnon Howe & Co. LLC owned 2,590,050 Class A shares as of February 14, 2000, or approximately 13.2% of our Class A shares and 12.0% of our voting power based on shares outstanding as of the Record Date.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

Director Nominees

          At the annual meeting, you will elect seven directors to hold office until our next annual meeting and until their successors are duly qualified and elected. Our Board of Directors, which we refer to as the "Board," has nominated seven people for election. John Swendrowski, as proxy, intends to vote all proxies received for the election of all of the Board's nominees. He will also vote for another person that the Board may recommend in place of a nominee if that nominee becomes unable to serve as a director before the annual meeting. All of the Board's nominees are currently serving as shareholder-elected Board members.

          Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares which are entitled to vote in the election, assuming a quorum is present. For this purpose, "plurality" means that the nominees receiving the largest number of votes will be elected as directors. Any shares which do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

          The Board's nominees to serve as our directors, and certain important information regarding each nominee, are as follows:

John Swendrowski

          John Swendrowski, 52, is the Chairman of the Board and originally founded Northland in 1987. He has been a director since that time. He has also served as our Chief Executive Officer since our inception in 1987. Since our Chief Financial Officer fell seriously ill in fiscal 2000, Mr. Swendrowski is also currently acting as our interim Chief Financial Officer.

Leroy J. Miles

          Leroy J. Miles, 65, retired as our Corporate Secretary in August 1995 and as Executive Vice President at the end of 1994. Before retiring, Mr. Miles held such executive positions since May 1987, and has also been one of our directors since that time.

Robert E. Hawk

          Robert E. Hawk, 45, was appointed President and Chief Operating Officer in August 2000. Before that, he served as Group President-Non-Branded Divisions since August 1998. Before that, he served as our Executive Vice President since October 1996; Vice President - Sales, Marketing and Special Projects since January 1993; and Vice President - Operations since January 1989. Mr. Hawk has been a director of Northland since 1989.

Patrick F. Brennan

          Patrick F. Brennan, 69, has been a Northland director since 1989. He retired as President and Chief Executive Officer of Consolidated Papers, Inc., a Wisconsin Rapids, Wisconsin manufacturer of paper products, as of December 31, 1996, a position he had held since October 1993. Before that, he served as Consolidated's President and Chief Operating Officer for five years, Executive Vice President for over one year and Corporate Vice President for three years. He has served as a director of Consolidated Papers, Inc. since February 1987. Mr. Brennan is also a director of Valassis Communications Inc., Livonia, Michigan, a supplier of newspaper inserts.

Jeffrey J. Jones

          Jeffrey J. Jones, 47, is a partner in the law firm of Foley & Lardner in Milwaukee, Wisconsin. Foley & Lardner has been Northland's general outside legal counsel, and Mr. Jones has served as one of our directors, since our formation in 1987.

Pat Richter

          Pat Richter, 59, has been a director of Northland since 1997. Mr. Richter became the Director of Athletics at the University of Wisconsin-Madison in February 1990. Before that, he served as Vice President-Personnel of Oscar Mayer Foods Co. since 1988. Mr. Richter is also a director of the Green Bay Packers, Inc., Anchor Bancorp Wisconsin Inc., Madison, Wisconsin, a financial institution, and Outlook Group Corp., Neenah, Wisconsin, a printing company.

John C. Seramur

     John C. Seramur, retired, 58, has served as Vice Chairman of Associated Banc-Corp since October 1997. For over 25 years before that, Mr. Seramur served as President of First Financial Bank and its parent corporation, First Financial Corporation, a thrift holding company that merged with Associated Banc-Corp in October 1997. Mr. Seramur has been a director of Northland since 1987. Since 1999, Mr. Seramur has served as a director of Vita Food Products, Inc., a company engaged in the sale of specialty food products.

Board Meetings and Committees

          The following table lists the Board committees on which our directors serve (with the asterisk indicating the chairman of such committee), as well as how many times the Board and each committee met in fiscal 2000. During fiscal 2000, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which such director served during the year.

     Board Member                    Board    Audit    Executive    Compensation
     ------------                    -----    -----    ---------    ------------
     J. Swendrowski                   x*                  x*
     L. Miles                         x                   x
     R. Hawk                          x                   x
     P. Brennan                       x        x*                        x
     J. Seramur                       x        x                         x*
     J. Jones                         x        x
     P. Richter                       x        x                         x
   Meetings Held in Fiscal 2000       8        7          0              1


          Executive Committee. The Executive Committee acts on behalf of the Board between Board meetings, except with respect to matters upon which Wisconsin law does not allow a committee to act.

          Audit Committee. The Audit Committee's principal functions include:

          o recommending a firm of independent public accountants to serve as our independent auditors for the next fiscal year;

          o meeting with and reviewing reports of our independent auditors;

          o overseeing our quarterly and annual financial reporting process; and

          o conducting a post-audit review of our annual financial reporting and audit process.

          The Board has adopted a written charter for the Audit Committee, which is attached as Appendix B to this Proxy Statement. All of the members of the Audit Committee satisfy the requirements for independence set forth in Section 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc.

          Compensation and Stock Option Committee. The Compensation and Stock Option Committee administers our stock option plans, including granting options to our key employees, and approves the compensation, bonuses and benefits of our officers and key employees.

          We do not have a nominating committee. Our Board as a whole performs the functions that such a committee would otherwise perform. If you would like to propose director nominees for consideration at the annual meeting, you can do so under our by-laws only by giving our Secretary written notice of your intent to make a nomination not less than 30 days before the annual meeting. You must tell us in your notice, among other things, the nominee's name, biographical data and qualifications.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership

          We describe in the following table certain information regarding the beneficial ownership of Class A shares and Class B shares as of the Record Date held by (i) each of our directors and those of our executive officers who are named in the Summary Compensation Table below under "Executive Compensation--Summary Compensation Information"; (ii) all of our directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of the Class A shares or Class B shares. We believe that all of the people listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

                                                         Class A Shares        Class B Shares
                                                          Beneficially          Beneficially        Percentage of
                                                            Owned and             Owned and           Aggregate
          Name of Individual or Entity                    Percentage of         Percentage of           Voting
               or Number in Group                            Class(1)              Class(1)              Power
-------------------------------------------------   -----------------------  --------------------  ---------------
                        Directors and Executive Officers

John Swendrowski(2)                                           389,341(3)           636,202(4)             10.5%
                                                                  (2.0%)             (100.0%)
Leroy J. Miles                                                108,437(5)           287,998(6)              4.5%
                                                             *                        (45.3%)
Robert E. Hawk                                                434,183(7)           --                      2.0%
                                                                  (2.2%)
Scott R. Corriveau(8)                                         --                   --                    --

Ricke A. Kress                                                  3,000(9)           --                    *
                                                             *
Steven E. Klus                                                 9,100(10)           --                    *
                                                             *
Patrick F. Brennan                                            10,396(11)           --                    *
                                                             *
Jeffrey J. Jones                                              26,638(12)           --                    *
                                                             *
Pat Richter                                                    6,400(13)           --                    *
                                                             *
John C. Seramur                                               85,770(14)           --                    *
                                                             *
All directors and executive officers                           1,484,900              636,202             15.2%
  as a group (14 persons)(15)                                     (7.3%)             (100.0%)

                           Other Five Percent Holders
State of Wisconsin Investment Board                            3,749,400           --                     17.4%
  ("SWIB")(16)                                                   (19.0%)
Gilder Gagnon Howe & Co. LLC                                   2,590,050           --                     12.0%
  ("Gilder")(17)                                                 (13.2%)
--------------------------------
*Denotes less than 1%.

(1) Class B shares can be converted on a share-for-share basis into Class A shares at any time. As a result, a holder of Class B shares is deemed to beneficially own an equal number of Class A shares. However, so that we do not overstate aggregate beneficial ownership, the Class A shares we listed do not include Class A shares which the holder can acquire by converting Class B shares into Class A shares. Similarly, when we determined the percentages of outstanding Class A shares that we listed in the table, we did not include Class A shares which the holder can acquire by converting Class B shares into Class A shares.
(2) Mr. Swendrowski's address is 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020.
(3) The Class A shares listed include (i) 73,275 shares which Mr. Swendrowski owns directly; (ii) 19,000 shares owned by a charitable foundation with respect to which he shares voting and investment power; (iii) 14,733 shares which are owned by members of Mr. Swendrowki's family and with respect to which he shares voting and investment power; and (iv) 282,333 shares which Mr. Swendrowski can acquire by exercising vested stock options.
(4) The Class B shares listed include (i) 348,204 shares which Mr. Swendrowski owns directly and (ii) 287,998 shares held by Cranberries Limited, Inc. ("CLI"), a corporation which Messrs. Swendrowski and Miles own and which Mr. Swendrowski controls, with respect to which he shares voting and investment power.
(5) The Class A shares listed include (i) 86,923 shares which Mr. Miles owns directly; (ii) 18,000 shares which Mr. Miles can acquire by exercising vested stock options; and (iii) 3,514 shares held for the account of Mr. Miles' wife, with respect to which he shares voting and investment power.
(6) The Class B shares listed include the 287,998 shares which Mr. Miles is deemed to beneficially own as an officer and shareholder of CLI and with respect to which he shares voting and investment power. Those shares are also included under the number of Class B shares which Mr. Swendrowski is deemed to beneficially own. See note (4) above.
(7) The Class A shares listed include (i) 298,200 shares which Mr. Hawk owns directly; (ii) 11,064 shares which Mr. Hawk's wife owns or which are held in his wife's IRA account, with respect to which he shares voting and investment power; (iii) 20,786 shares held in his IRA account; and (iv) 104,133 shares which Mr. Hawk can acquire by exercising vested stock options.
(8) Mr. Corriveau's employment with us terminated effective as of September 1, 2000.
(9) Includes 3,000 shares which Mr. Kress can acquire by exercising vested stock options.
(10) Includes 9,100 shares which Mr. Klus can acquire by exercising vested stock options.
(11) The Class A shares listed include (i) 5,646 shares which Mr. Brennan owns directly; and (ii) 4,750 shares which Mr. Brennan can acquire by exercising vested stock options.
(12) The Class A shares listed include (i) 21,288 shares which Mr. Jones owns directly; (ii) 4,750 Class A shares which Mr. Jones can acquire by exercising vested stock options; and (iii) 600 shares which are owned by members of Mr. Jones' family and with respect to which he shares voting and investment power.
(13) The Class A shares listed include (i) 3,400 shares which Mr. Richter owns directly; and (ii) 3,000 shares which Mr. Richter can acquire by exercising vested stock options.
(14)      The Class A shares listed include (i) 82,080 shares held by the John
          C. Seramur FLITE Trust with respect to which he has no voting or investment power; and (ii) 3,690 shares which Mr. Seramur can acquire by exercising vested stock options.
(15) When we determined the aggregate beneficial ownership of Class A shares and Class B shares for all of our directors and executive officers as a group, we counted shares which are deemed to be beneficially owned by more than one person only once to avoid overstatement. The number of Class A shares listed includes 670,757 shares which certain of our executive officers and directors can acquire by exercising vested stock options.
(16) The information given is as of or about February 2, 2000, as reported by SWIB in its Schedule 13G filed with the Securities and Exchange Commission ("SEC"). SWIB's address is P.O. Box 7842, Madison, Wisconsin 53707.
(17) The information given is as of or about February 14, 2000, as reported by Gilder in its Schedule 13G filed with the SEC. Gilder's address is 1775 Broadway, 26th Floor, New York, New York 10019. Gilder does not have the power to vote these shares and shares investment power with respect to these shares.

                             EXECUTIVE COMPENSATION

Report on Executive Compensation

          Compensation Philosophy. As the Compensation and Stock Option Committee of the Board, we evaluate and approve the compensation of our executive officers. We intend our compensation policies and practices to:

          o         attract, motivate and retain qualified executive officers;

          o provide a total compensation package which is based on corporate and personal performance and which is competitive in the fruit juice/beverage industry; and

          o motivate our executive officers to achieve positive results by giving them the chance to buy our stock through stock options in order to make their interests more like our shareholders' interests.

          Compensation Components. Compensation for our executive officers consists of:

          o         base salary;

          o         potential annual bonuses;

          o         potential annual stock option grants; and

          o         the opportunity to participate in our 401(k) plan.

          Additionally, in fiscal 2000, we announced that we were undertaking the process of exploring strategic alternatives for Northland, including a possible strategic alliance with an industry partner or the sale of all or a portion of the company. In order to provide our key executives and employees with appropriate incentives to continue with Northland through the conclusion of the exploration process, and to provide executives and employees with additional job security in the event the process resulted in a change of control, we adopted the Northland Cranberries, Inc. Severance and Stay Bonus Plan in fiscal 2000. The plan provides generally for:

          o discretionary "stay" bonuses, in varying maximum amounts, payable to certain key officers and employees who remain employed by Northland upon consummation of a change of control (as that term is used in the plan); and

          o severance payments in varying amounts to those key officers and employees in the event they are terminated following a change of control.

          The plan provides that no payments will be made thereunder prior to a change of control of Northland. As a result, no payments have been made to officers or employees under the plan as of the end of fiscal 2000.

          Base Salary. We establish each executive officer's base salary at the start of each fiscal year. We consider several factors in determining the base salary of our executive officers, including:

          o the Chief Executive Officer's recommendations (except with respect to his own base salary);

          o our performance during the most recent fiscal year, with special emphasis on our revenues, revenue growth, earnings per share, cost and expense levels and balance sheet strength;

          o how our performance compares to our historical results and our expectations for that fiscal year;

          o whether and to what extent we reached our strategic goals for the fiscal year; and

          o the individual achievements of our executive officers, including contributions to our financial results for the past year, and relationships with other Northland personnel.

          For fiscal 2000 we also considered:

          o salaries of comparable executive officers of certain of our competitors;

          o the conversion of our internal information systems and management's efforts in dealing with associated unanticipated difficulties;

          o the efforts of our officers in planning and implementing a cost reduction and internal reorganization plan, including
                    (i) the outsourcing of certain sales functions to, and further consolidation of our food broker network with, Crossmark, Inc.; (ii) the closing of our Bridgeton, New Jersey facility, the sale of our grape business and our grape receiving station in Portland, New York, and other efficiency measures associated with increasing capacity at our remaining facilities and reducing overhead; and (iii) the elimination of certain outsourced warehousing facilities and services;

          o the efforts of our officers in working with our lenders under the terms of our outstanding debt arrangements and in seeking alternative financing;

          o the completion of the sale of our private label juice business; and

          o the efforts of our officers in managing and participating in the process of exploring strategic alternatives.

          Despite the positive contributions of our officers described above, Northland's earnings and financial performance suffered in fiscal 2000 due largely to continued competitive industry pricing pressures and the large industry-wide cranberry oversupply. While we feel it is crucial to Northland's success to offer our executive officers compensation packages competitive within the industry, in light of Northland's current cash position, we believe it prudent to provide only modest cost of living increases in our executive officers' base salaries for the upcoming fiscal year. As a result, we increased the base salaries of our executive officers by an average of 6.0%, and, exclusive of two of our executive officers who were given substantial promotions for the upcoming fiscal year as a result of our internal restructuring (and received increases in base salary commensurate with their new positions) and one executive officer who retained his current position but took on added administrative responsibility, we increased the base salaries of our executive officers by an average of only 2.9%.

          We also review the factors discussed above in making a determination of the base salary of our Chief Executive Officer. We also reviewed additional criteria for the upcoming fiscal year, including the efforts of our Chief Executive Officer in pursuing strategic alternatives for the company, acting as our interim Chief Financial Officer due to the serious illness of our Chief Financial Officer, and managing our trade payables and other debt relationships during the period. Despite these positive contributions, we did not increase the base salary of our Chief Executive Officer for the upcoming fiscal year.

          Although we review objective performance criteria, we still consider certain subjective factors which aren't related directly to our financial results in making these compensation decisions.

          Bonuses. Our 2000 Incentive Bonus Plan provides incentive bonus opportunities to our employees. The Bonus Plan bases incentive cash bonuses on achieving specified objective and subjective goals, including certain earnings goals and various departmental and individual goals. The Bonus Plan, which applies to all of our employees, provides the chance to receive a bonus of up to a specified percentage of base salary which varies by the employee's position.

          In fiscal 2000, Northland's earnings were below the goals we set at the end of last year. Additionally, Northland continues to operate in an increasingly competitive industry environment with a surplus industry supply of cranberries, which has resulted in current operational difficulties with respect to Northland's cash position. As a result, we paid a bonus to only one of our executive officers for fiscal 2000.

          Stock Options. We generally make regular annual stock option grants to our executive officers under our stock option plans after the end of each fiscal year. We base our option grants mainly on:

          o         each executive officer's relative position with Northland;

          o the officer's individual initiatives and achievements and their impact on Northland's performance;

          o         many of the salary and bonus factors discussed above;

          o         the officer's historical level of option grants; and

          o         the size of option grants to other similar executives.

          For fiscal 2000, we decided to award regular annual option grants to purchase a total of 40,000 Class A shares to our executive officers.

          Our stock option grants are intended to motivate key employees to achieve the best results for the company by giving them the chance to acquire or increase their current stock ownership in Northland. Since options are only valuable if our stock price goes up, we believe that stock option grants help make the financial interests of our management the same as our shareholders. We grant options with an exercise price equal to the value of the Class A shares on the date of grant. The options usually expire in 10 years and either become exercisable in increments of 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date, 33% on each of the first, second and third anniversaries of the grant date, or, as has sometimes been the case with grants to our senior executive officers, are exercisable immediately upon grant.

          We believe our stock option plans, and the way in which we administer them, comply with Internal Revenue Code Section 162(m).

          By the Compensation and Stock Option Committee:

                   John C. Seramur, Chairman
                   Patrick F. Brennan
                   Pat Richter

Audit Committee Report

          On January 5, 2000, the Board adopted the Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix B. Management is responsible for our internal controls and financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. As the Audit Committee of the Board, we are responsible for monitoring and overseeing these processes. This report discusses certain actions we took during fiscal 2000 in connection with those responsibilities.

          Our Audit Committee Charter requires that we attempt to meet at least twice annually. In fiscal 2000, we held seven meetings, several of which were attended by management and our independent auditors, primarily because of certain extraordinary circumstances facing Northland during the fiscal year, including:

          o management's determination to explore strategic alternatives for the company, including the potential alliance with an industry partner or sale of all or part of the company;

          o the conversion of our internal information systems to assist management in obtaining more complete financial information in a quicker and more efficient manner, and significant unanticipated difficulties encountered in such conversion;

          o the lower of cost or market inventory adjustment taken by Northland in the fiscal year as required by generally accepted accounting principles due to (i) the rapid decline in per-barrel prices of cranberries caused by three straight industry record cranberry crops; and (ii) our historical fixed price cranberry crop purchase contracts with other growers that locked in these higher prices to growers who delivered their cranberries to us, as well as other adjustments as a result of the closing of our Bridgeton, New Jersey manufacturing facility and other steps associated with our internal reorganization; and

          o our operating performance in fiscal 2000 which, combined with the inventory and other adjustments, resulted in defaults under our debt arrangements and required us to carefully review and, in certain cases, amend the terms of our debt arrangements and seek alternative financing.

          Management has represented to us that Northland's consolidated financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed and discussed the audited consolidated financial statements with management and our independent auditors. We also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

          The independent auditors also provided us with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence.

          Based on our discussions with management and the independent auditors, as well as our review of the representations of management and the report of the independent auditors to us, we recommended to the Board of Directors that the audited consolidated financial statements be included in Northland's Annual Report on Form 10-K for the fiscal year ended August 31, 2000 filed with the Securities and Exchange Commission.

          This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

          By the Audit Committee:

                   Patrick F. Brennan, Chairman
                   John C. Seramur
                   Pat Richter
                   Jeffrey J. Jones

Summary Compensation Information

          In the table below, we describe the compensation we paid for the last three fiscal years to our Chief Executive Officer and certain of our other executive officers whose salary and bonuses were more than $100,000 in fiscal 2000. We sometimes refer to the people in the table below as our "named executive officers."

                                               Summary Compensation Table

                                                 Annual               Stock
           Name and             Fiscal        Compensation         Option Grants    Other Annual         All Other
     Principal Positions         Year     Salary       Bonus         (shares)       Compensation(1)    Compensation(2)
 ---------------------------     ----     ------       -----          ------        --------------     --------------
John Swendrowski                 2000    $420,000    $      0         10,000           $       0       $   5,167(3)
  Chairman of the Board          1999    $400,000    $115,000         15,000           $       0       $   4,999
  and Chief Executive Officer    1998    $350,000    $ 40,000         40,000           $       0       $   4,917

Robert E. Hawk                   2000    $190,000    $      0          4,000           $       0       $   5,167
  President and                  1999    $170,000    $ 35,000          2,000           $  59,080       $   4,999
  Chief Operating Officer        1998    $140,000    $ 20,000         10,000           $       0       $   4,913

Scott R. Corriveau (4)           2000    $256,667    $      0          4,000           $       0       $ 123,500(5)
  President-Branded Division     1999    $144,000    $ 30,000         10,000           $       0       $   4,999
                                 1998       ---         ---              ---             ---                ---

Ricke A. Kress (6)               2000    $160,000    $      0          3,000           $       0       $   3,500
  Non-Branded Group President    1999    $123,333    $      0          5,000           $       0       $       0
                                 1998       ---         ---              ---             ---                ---

Steven E. Klus                   2000    $150,800    $      0          3,000           $       0       $   4,312
  Manufacturing Division         1999    $125,500    $ 19,500          2,000           $       0       $   4,858
  President                      1998    $ 94,000    $ 12,000          2,500           $       0       $   5,305

--------------------------------
(1)  Mr. Hawk received this amount to reimburse him in part for taxes he paid after exercising stock options.
(2)  Includes matching contributions we made under our 401(k) plan to each person.
(3)  We paid $48,272, $48,555 and $49,066 of premiums on a split-dollar insurance policy on the life of Mr.
     Swendrowski in fiscal 2000, 1999 and 1998, respectively. We did not include this data in the table because when the policy is surrendered to us or when Mr. Swendrowski dies, we will be reimbursed for these premium payments.
(4)  Mr. Corriveau's employment with us began effective December 7, 1998 and terminated effective September 1,
     2000.
(5)  Includes (i) $3,500 in matching contributions we made under our 401(k) plan and (ii) $120,000 in severance payments due Mr. Corriveau through March 1, 2001 following Mr. Corriveau's termination of employment.
(6)  Mr. Kress' employment with us began effective November 1, 1998.

Stock Options

          We have three stock option plans currently in place: the 1987, 1989 and 1995 Stock Option Plans. There are no shares remaining available under the 1987 Plan and, as of November 7, 1999, no shares remaining available under the 1989 Plan. The following table lists the option grants under the 1989 Plan and the 1995 Plan which we made during fiscal 2000, as well as certain other information relating to those grants.

                                                     Fiscal 2000 Option Grants
                                                                                            Potential Realizable Value
                                 Shares        Percentage of                                At Assumed Annual Rates of
                               Underlying      Total Options      Exercise                   Stock Price Appreciation
                                Options       Granted to all     Price (per   Expiration        For Option Term(4)
         Name                  Granted(1)        Employees       share)(3)       Date           5%               10%
----------------------         ----------     --------------    -----------   ----------  -------------------------------
John Swendrowski                 10,000             10.0%       $    5.063     10/21/09    $     31,841     $     80,691

Robert E. Hawk                    4,000              4.0%       $    5.063     10/21/09    $     12,736     $     32,276

Scott R. Corriveau                4,000              4.0%       $    5.063     10/21/09    $     12,736     $     32,276

Ricke A. Kress                    3,000              3.0%       $    5.063     10/21/09    $      9,552     $     24,207

Steven E. Klus                    3,000              3.0%       $    5.063     10/21/09    $      9,552     $     24,207

All Optionees                   100,500(2)         100.0%       $       (2)          (2)   $    320,001     $    810,946

All Shareholders(5)                 N/A              N/A               N/A          N/A    $ 62,585,335     $158,603,527

---------------------
(1)       These options are nonqualified stock options under the Internal Revenue Code.
(2)       The Compensation and Stock Option Committee, which we refer to as the "Committee," granted 93,000 options on
          October 21, 1999 with an exercise price of $5.063 and an expiration date of October 21, 2009. As the result of certain optionees' terminations of employment, 18,000 of these options were cancelled in fiscal 2000. The
          Committee granted 3,500 options on January 5, 2000 with an exercise price of $5.50 and an expiration date of
          January 5, 2010. As the result of certain optionees' terminations of employment, all of these options were cancelled in fiscal 2000. The Committee granted 4,000 options on August 31, 2000 with an exercise price of
          $1.563 and an expiration date of August 31, 2005.
(3)       A holder can pay the exercise price of options in cash, by delivering previously issued Class A shares, or a combination of both.
(4)       These values represent the difference between the exercise price of the options and the value of the Class A shares on the date that the options will be exercised, assuming certain rates of appreciation in the value of
          Class A shares and assuming the options will be exercised on their respective expiration dates. We have not taken into account taxes or other payments which the holders of options may have to pay upon exercise. The actual values of the options will depend on the value of the Class A shares on the date the options are exercised. The 5% and 10% rates we used in these calculations are not our estimates of our future performance or the future price of Class A shares. Rather, we are required to use these rates by the rules of the SEC. We cannot guarantee that these rates of appreciation will actually be achieved. As of the fiscal year-end, the per share exercise prices of all outstanding exercisable and unexercisable options exceeded the fair market value of a Class A share.
(5)       These values represent the gain to all shareholders as a group, calculated in the same way as we calculated the values referred to in footnote (4) to the table. Again, we cannot guarantee that these rates of appreciation will actually be achieved.

          We have set forth below certain information about the options exercised in fiscal 2000 by our named executive officers and by all of our option holders, as well as the number and value of unexercised stock options held by our named executive officers and by all other option holders as of the end of fiscal 2000.

                                                          Number of Shares
                         Number of                     Underlying Options
                          Shares                    at End of Fiscal 1999(2)
                          Acquired      Value
      Name             Upon Exercise  Realized(1)   Exercisable  Unexercisable
      ----             -------------  -----------   -----------  -------------
John Swendrowski            20,000    $    37,500     282,333          6,667
Robert E. Hawk              10,000    $    18,438     104,133          3,867
Scott Corriveau                  0    $         0       3,333         10,667
Ricke A. Kress                   0    $         0       3,000          5,000
Steven E. Klus                   0    $         0       9,100          4,400
All Optionees               46,600    $    83,722     815,086        155,500

--------------------------
(1) This reflects the dollar value difference between the closing sale price of the Class A shares on The Nasdaq Stock Market on the date of exercise, less the stock option's exercise price, multiplied by the number of Class A shares acquired upon exercise.
(2) These options are nonqualified stock options under the Internal Revenue Code. Each option has an exercise price equal to the fair market value (last bid price) of the Class A shares on the date of grant. As of the fiscal year-end, the per share exercise prices of all outstanding exercisable and unexercisable options exceeded the fair market value of a Class A share.

Director Compensation

          Directors of Northland who are also our employees receive no additional compensation for serving on the Board. We compensate our non-employee directors for their service on the Board by providing:

          o         an annual retainer fee of $15,000;

          o $500 for each Board and committee meeting attended, plus an additional $250 for each committee chairman per committee meeting attended;

          o reimbursement for directors' transportation, lodging and meal expenses incurred in attending meetings; and

          o annual automatic grants of stock options under the 1995 Plan which

                    -    are exercisable for 1,000 Class A shares;

                    - occur automatically (i) upon a director's appointment or election to the Board and (ii) on each August 31;

                    - are granted at an exercise price equal to the fair market value of the Class A shares on the date of grant;

                    -    have a term of ten years; and

                    - vest in full either one year after the date they are granted or immediately upon the happening of certain events.

Employment and Severance Agreements

          We have entered into separate severance agreements with John Swendrowski and Robert E. Hawk which provide that, following a "change in control" of the company (as defined in the severance agreements), we will employ Mr. Swendrowski and Mr. Hawk for three years in the same positions, to perform similar duties, and at the same locations as was the case just before the change of control. During the employment period, Mr. Swendrowski and Mr. Hawk will be entitled to receive salaries based upon their compensation rates in effect at the date of change of control, and will also be entitled to be included in our benefit plans. Furthermore, from the date of the change of control until they reach the age of 85 (regardless of whether they are still employed by Northland), Mr. Swendrowski and Mr. Hawk, as well as their wives and each of their children (until they reach the age of 21) will be entitled to full health and medical, dental and vision benefits. Upon a change of control, all of Mr. Swendrowski's and Mr. Hawk's options will also vest and immediately become exercisable. If during the employment period (i) we terminate Mr. Swendrowski's or Mr. Hawk's employment, other than for "cause" (as defined in the severance agreements), or either of them becomes disabled, or (ii) we change Mr. Swendrowski's or Mr. Hawk's duties substantially without their respective written consent and they terminate employment as a result, then, in addition to other benefits due under the severance agreements, they would be entitled to receive severance payments equal to (i) in the case of Mr. Swendrowski, three times the sum of his annual base salary then in effect, plus 50% of the maximum bonus that would have otherwise been available to him for such year and (ii) in the case of Mr. Hawk, two times the sum of his annual base salary then in effect, plus 50% of the maximum bonus that would have otherwise been available to him for such year.

          Additionally, in fiscal 2000, we entered into an agreement with Mr. Scott Corriveau, who served as our President-Branded Division, in connection with Mr. Corriveau's termination of employment, which was effective September 1, 2000. Pursuant to that agreement, we will pay Mr. Corriveau, through March 1, 2001, the amount he would have received as his salary for such period (at the rate in effect on August 15, 2000) had he continued his employment. Additionally, during such period, we will continue to provide Mr. Corriveau with health insurance (not including disability and other benefits) in the same manner and to the same extent as we provide such benefits to our senior management. We expect the total cash payments to Mr. Corriveau pursuant to this arrangement will aggregate approximately $120,000.

          In fiscal 2000, we announced that we were undertaking the process of exploring strategic alternatives for Northland, including a possible strategic alliance with an industry partner or the sale of all or a portion of the company. In order to provide our key executives and employees with appropriate incentives to continue with Northland through the conclusion of the exploration process, and to provide executives and employees with additional job security in the event the process resulted in a change of control, we adopted the Northland Cranberries, Inc. Severance and Stay Bonus Plan in fiscal 2000. The plan provides generally for:

          o discretionary "stay" bonuses, in varying maximum amounts, payable to certain key officers and employees who remain employed by Northland upon consummation of a change of control (as that term is used in the plan); and

          o severance payments in varying amounts to those key officers and employees in the event they are terminated following a change of control.

          Pursuant to this plan, in the event of a change of control, discretionary stay bonuses may be paid to Mr. Swendrowski in the maximum amount of $252,000; Mr. Hawk in the maximum amount of $95,000; Mr. Kress in the maximum amount of $56,000; and Mr. Klus in the maximum amount of $52,500. Payments to our named executive officers in the event of a termination of employment following a change of control vary depending upon the nature of the termination. The maximum amount payable in such a circumstance to Mr. Kress is $64,000 and to Mr. Klus is $60,000. No such payments would be made to Mr. Swendrowski or Mr. Hawk other than those provided pursuant to the severance agreements described above.

          The plan provides that no payments will be made thereunder prior to a change of control of Northland. As a result, no payments have been made to our named executive officers under the plan as of the end of fiscal 2000.

                        PROPOSAL TWO: REVERSE STOCK SPLIT

          The Board has determined that it would be advisable to obtain the approval of our shareholders for a reverse stock split of our outstanding shares of Class A common stock and Class B common stock that would reduce the number of outstanding shares of each class in order to increase the trading price of our Class A shares on The Nasdaq National Market. The Board took this action because the trading price of Class A shares has recently declined below $1.00, and a failure to maintain a minimum bid price above $1.00 for thirty consecutive business days may result in the delisting of our Class A shares from The Nasdaq National Market, a result that could harm our shareholders by reducing the marketability and the liquidity of their shares. If a reverse stock split were to be implemented, the number of Class A shares and Class B shares owned by each shareholder would be reduced in approximately the same proportion as the reduction in the total number of shares outstanding, so that percentage of the outstanding shares owned by each shareholder would remain virtually unchanged.

          By obtaining shareholder approval of a reverse stock split at the annual meeting, the Board will be able to determine the most appropriate time to effectuate the reverse stock split, based on such factors as prevailing market conditions, prevailing trading prices of our Class A shares and the amount of time Nasdaq is prepared to give us to achieve compliance with the trading price requirements of its listing regulations should our Class A shares continue to trade below $1.00. The Board also believes that, because it is not possible to predict market conditions at the time the reverse stock split is to be effectuated, it would be in the best interests of our shareholders if the Board were to be able to determine, within specified limits approved in advance by the shareholders, the appropriate reverse stock split ratio as well as the appropriate time, if ever, to effectuate the reverse stock split.

          Accordingly, the Board is asking that shareholders approve three alternative reverse stock splits: a 1-for-2 reverse stock split, a 1-for-3 reverse stock split and a 1-for-4 reverse stock split, with the Board authorized to determine which one of these reverse stock splits to implement and when, at any time subsequent to the annual meeting but before January 30, 2002, to implement such a reverse stock split, based on market and other relevant conditions at the time the Board decides that the reverse stock split needs to be implemented. A vote in favor of Proposal Two (the "Reverse Stock Split Proposal") will be a vote for approval of each of those reverse split ratios and for granting authority to the Board to effectuate one of those three reverse stock splits. If our Board does not effect a reverse stock split by January 30, 2002, then the Board would again need to seek shareholder approval if it desired to effect a reverse stock split subsequent to such date.

          The Board also would have the discretion to abandon the reverse stock split, if the trading price of our Class A shares increases above Nasdaq's minimum trading price requirements prior to its implementation or market or other conditions make implementation of the reverse stock split inadvisable.

          Applicable law requires that the Class A shareholders and the Class B shareholders vote separately as individual classes on the Reverse Stock Split Proposal. Assuming a quorum of the Class A shares is present at the annual meeting, the Reverse Stock Split Proposal will be approved by the Class A shareholders voting as a single voting group if the votes cast at the annual meeting (including those votes cast by proxy) within the voting group favoring the proposal exceed the votes cast opposing it. Again assuming that a quorum of the Class A shares is present at the annual meeting, any Class A shares which do not vote, whether by abstention, broker non-vote or otherwise, will not affect the approval of the Reverse Stock Split Proposal. Our Chairman and Chief Executive Officer, John Swendrowski, beneficially owns all of the Class B shares and has indicated that he intends to vote the Class B shares (as well as his Class A shares) for the approval of the Reverse Stock Split Proposal, ensuring that the Reverse Stock Split Proposal will be approved by the Class B shareholders voting as an individual class.

          The Board has determined that the Reverse Stock Split Proposal is advisable and in the best interests of the shareholders and recommends that the shareholders vote "for" approval of the Reverse Stock Split Proposal.

Overview of Reverse Stock Split

          Effects of Reverse Stock Split. A reverse stock split is a reduction in the number of a corporation's outstanding shares of common stock, which is accomplished by the corporation calling in all of the outstanding shares and reissuing a proportionately fewer number of shares. This also results in an increase in the number of authorized but unissued shares of common stock. However, each shareholder's proportionate ownership would remain the same, except as may result from the provisions for rounding fractional shares up to the nearest whole share as described below. For example, if our Board implements a one-to-three reverse stock split, then someone holding 300 shares of Class A common stock would receive 100 shares of Class A common stock in exchange.

          The primary purpose of the reverse stock split is to combine our outstanding shares into a smaller number of shares so that our Class A shares will trade at a higher price per share than its recent trading prices. During the period from May 31, 2000 to October 31, 2000, the closing price of our Class A shares on The Nasdaq National Market ranged from a high of $4.31 to a low of $0.469 per share and on December __, 2000, the reported closing price was $___ per share. We believe that such a low quoted market price per share may discourage potential new investors and decrease the liquidity of our Class A common stock. Most importantly, pursuant to Nasdaq National Market listing requirements, the minimum bid price of our Class A shares cannot be below $1.00 per share for more than thirty consecutive business days or the Class A shares may be delisted from The Nasdaq National Market. We believe that the reverse stock split will result in an increase in the stock price corresponding to the number of shares exchanged for each new share issued, thus helping enable the Class A common stock to trade above that $1.00 minimum bid price and helping enable our Class A shares to continue to trade on The Nasdaq National Market.

          To illustrate, using the above example involving a one-to-three reverse stock split, if the current price per share of Class A common stock prior to the reverse split was $1.00, then after the reverse stock split, the Board believes that the price per share of Class A common stock should be approximately $3.00. There can be no assurance, however, as to what the market price of the Class A common stock will be after implementation of a reverse stock split or at any other time.

          In addition to increasing the market price of our Class A common stock, a reverse stock split will also affect the presentation of shareholders' equity in our balance sheet. Because the par values of the shares of Class A and Class B common stock are not changing as a result of the reverse stock split, our stated capital, which consists of the par value per share of our common stock multiplied by the number of shares of common stock issued and outstanding, will be reduced proportionately on the date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon our issuance of all currently outstanding common stock, will be increased by a number equal to the decrease in stated capital.

          Despite the above changes resulting from the reverse stock split, the relative rights and preferences of the Class A and Class B common stock after the reverse stock split will be identical to the relative rights and preferences of the Class A and Class B common stock, respectively, before the reverse stock split.

          Finally, the reverse stock split will affect the outstanding stock options of Northland and certain other agreements containing antidilution provisions. All of our stock option plans include provisions by appropriate action of the Compensation and Stock Option Committee for adjustments in the number of shares covered by, the number of shares subject to and the exercise price of outstanding options granted under said plans, in the event of a reverse stock split. For example, in a one-to-three reverse stock split, each of the outstanding options would thereafter evidence the right to purchase that number of shares of Class A common stock following the reverse stock split equal to 33 1/3% of the shares of Class A common stock previously covered by the options (with fractional shares rounded up to the nearest whole share) and the exercise price per share would be three times the previous exercise price.

          No Fractional Shares. In order that we may avoid the expense and inconvenience of issuing and transferring fractional shares of Class A or Class B common stock as a result of the reverse stock split, we will round any fractional shares resulting from the reverse stock split up to the nearest whole share such that shareholders who would otherwise be entitled to receive a fractional share of either Class A or Class B common stock following the reverse stock split will receive an extra whole share in lieu thereof. For example, if any shareholder owns, in total, 100 Class A shares, that shareholder's shares would be converted into 50 Class A shares (in the case of the 1-for-2 reverse stock split), 34 Class A shares (in the case of the 1-for-3 reverse stock split), or 25 Class A shares (in the case of the 1-for-4 reverse stock split).

          Implementation of Reverse Stock Split. If the shareholders approve the Reverse Stock Split Proposal and the Board determines it is necessary to effectuate a reverse stock split, the Board would:

          o determine which of the three reverse stock splits specified above is advisable (1-for-2, 1-for-3, or 1-for-4), based on market and other relevant conditions and the trading prices of our Class A shares at that time; and

          o direct management to file an Amendment of the Articles of Incorporation with the Department of Financial Institutions of the State of Wisconsin (the "Reverse Split Amendment") that would specify that, on the filing of the Amendment, each of our outstanding shares of Class A common stock and Class B common stock would automatically be combined and converted into (i) one-half of a share, if the Board had determined to proceed with a 1-for-2 reverse stock split, or
                    (ii) one-third of a share if it had determined to proceed with a 1-for-3 reverse stock split, or (iii) one-fourth of a share if it had determined to proceed with a 1-or-4 reverse stock split.

Reasons for Reverse Stock Split: Advantages

          Our Board believes that a reverse stock split is desirable for the following reasons:

          o If our shares of Class A common stock continue to trade below $1.00 per share, we risk having our common stock delisted from The Nasdaq National Market. Delisting could decrease the marketability, liquidity and transparency of our Class A common stock (which could, in turn, further depress our stock price). Additionally, delisting from Nasdaq would likely result in the continued decline in analyst coverage of our stock. However, our Board believes that the anticipated increase in the market price per share resulting from a reverse stock split will lift the price of our Class A common stock above the $1.00 threshold that currently threatens our continued listing on Nasdaq.

          o The anticipated increase in the per share market price of our Class A common stock should also enhance the acceptability of the common stock by the financial community and the investing public.

          o A reverse stock split may result in a broader market for our Class A common stock than that which currently exists. The expected increased price level may encourage interest and trading in our Class A common stock and possibly promote greater liquidity for our shareholders.

          o Additionally, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of the policies and practices pertain to the payment of broker's commissions and to time consuming procedures that function to make the handling of lower priced stock economically unattractive to brokers. The expected increase in the per share price of our Class A common stock should help alleviate some of such problems.

          o In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue. A reverse stock split could result in a price level for the Class A common stock that may reduce, to some extent, the effect of these policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for our Class A common stock.

          o The increase in the portion of authorized shares that would be unissued after the reverse stock split could be used for any proper corporate purpose approved by our Board. The increased number of authorized but unissued shares will provide us with additional flexibility to issue additional shares in connection with future financings. However, our Board does not currently have any plans to utilize the authorized but unissued shares that would result from a reverse stock split. The following table sets forth the approximate effects of the reverse stock split on the authorized and outstanding number of our Class A shares and the number of shares that will be available for issuance after a reverse stock split (without considering any additional increase that may result from rounding up fractional shares):

                                           Prior to       After 1-For-2     After 1-For-3     After 1-For-4
                                           Reverse          Reverse           Reverse           Reverse
                                          Stock Split     Stock Split       Stock Split       Stock Split
                                          -----------     -----------       -----------       -----------
Authorized Shares                         60,000,000       60,000,000        60,000,000       60,000,000

Outstanding Shares                        19,702,221        9,851,110         6,567,407        4,925,555

Shares Available for Issuance             40,297,779       50,148,890        53,432,593       55,074,445


Reasons Against Reverse Stock Split:  Disadvantages

          Even though our Board believes that the potential advantages from a reverse stock split outweigh any disadvantages that might result, the following are the possible disadvantages of a reverse stock split:

          o Despite the potential increase in liquidity discussed above, the reduced number of shares resulting from a reverse stock split could adversely affect the liquidity of our Class A common stock.

          o A reverse stock split may leave certain shareholders with one or more "odd lots" of Class A common stock (stock in amounts of less than 100 shares). These odd lots may be more difficult to sell than shares in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by shareholders selling odd lots created by the reverse stock split.

          o Because a reverse stock split would result in an increased number of authorized but unissued shares of common stock, it may be construed as having an anti-takeover effect, although neither our Board nor our management views this proposal in that perspective. However, our Board could use this increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of Northland by, for example, privately placing shares with purchasers who might side with our Board in opposing a hostile takeover bid. Shares of our common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our by-laws or certain provisions of our Articles of Incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of Northland, if such transaction were opposed by our Board.

          o Further, the increased number of authorized but unissued shares of common stock not otherwise required to meet our obligations under our Articles of Incorporation could be issued by our Board without further shareholder approval, which could result in further dilution to the holders of common stock.

          Exchange of Stock Certificates. If the reverse stock split is effected, our shareholders will be required to exchange their stock certificates for new certificates representing the new shares of common stock. Shareholders of record at the effective time of the reverse stock split will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by our transfer agent.

Shareholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. Shareholders should not submit any certificates until requested to do so.

          As soon as practicable after the effective time of the reverse stock split, the transfer agent will send a letter of transmittal to each shareholder advising such holder of the procedure for surrendering stock certificates in exchange for new certificates representing the ownership of the new shares of common stock. No certificates representing fractional shares will be issued. Instead, any fractional shares resulting from a reverse stock split will be rounded up to the nearest whole share.

          Until they have surrendered their stock certificates for exchange, shareholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record of the new shares of common stock. Upon the surrender of certificates representing common stock prior to the reverse stock split, certificates representing new shares of common stock together with any such withheld dividends or other distributions, without interest, will be delivered.

          Any shareholder whose certificate for common stock has been lost, destroyed or stolen will be entitled to issuance of a certificate representing the new shares of common stock into which such shares will have been converted upon compliance with such requirements as we and our transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Form of Amendment to Articles of Incorporation

          The form of the Reverse Stock Split Amendment to the Articles of Incorporation is included as Appendix A to this Proxy Statement.

Federal Income Tax Consequences

          The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder and the discussion below may not address all the tax consequences for a particular shareholder. Certain shareholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold our common stock as a capital asset, may be subject to special rules not discussed below. Furthermore, no foreign, state or local tax consequences are discussed below.

          Accordingly, each shareholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local or foreign income tax and other laws.

          Generally, a reverse stock split should not result in the recognition of gain or loss for federal income tax purposes. The holding period of the new shares of common stock resulting from a reverse stock split would include the shareholder's respective holding periods for the pre-split shares of common stock exchanged for such new shares, provided that the shares of common stock were held as a capital asset. The adjusted basis of the new shares of common stock would be the same as the adjusted basis of the common stock exchanged for such new shares. The above treatment should also apply with respect to additional shares received for fractional shares. However, it is possible that the receipt of additional shares could be wholly or partly taxable.

No Dissenters' Rights

          The holders of Class A or Class B shares of common stock have no dissenters' rights of appraisal under Wisconsin law, our Articles of Incorporation or our by-laws with respect to the reverse stock split.

                          STOCK PERFORMANCE INFORMATION

          The line graph below compares the percentage change during the last five fiscal years in the total return on our Class A shares with the total return of companies in the Nasdaq Total Return Index and companies in a peer group we selected (including American Italian Pasta Co., Beringer Wine Estates, Celestial Seasonings, J.M. Smucker Company, Robert Mondavi Corp., Triarc Companies, Chalone Wine Group, LTD, Orange Co., Inc., Seneca Foods Corp. and Todhunter International, Inc.).

Comparison of Five-Year Total Shareholder Returns
(on a dividend reinvested basis)

                               [GRAPHIC OMITTED]

                                          08/31/95   08/31/96     08/31/97     08/31/98    08/31/99     08/31/00
                                          --------   --------     --------     --------    --------     --------
Northland Cranberries, Inc.               $100.00       250           240          138          97           24
Nasdaq Stock Market (US Companies)        $100.00       113           157          149         276          421
Peer Group Index                          $100.00        92           141          120         146          163

                                  OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the SEC. Those people are required by SEC regulations to furnish us with copies of all Section 16(a) forms which they file. To our knowledge, all of those people complied with all Section 16(a) filing requirements in fiscal 2000.

Northland's Independent Auditors

          The Board has reappointed Deloitte & Touche LLP to serve as our independent auditors for fiscal 2001. We expect that representatives of Deloitte & Touche LLP will be at the annual meeting and will have a chance to make a statement if they would like to do so. They will also be available to respond to your questions.

Miscellaneous

          We will bear the cost of soliciting proxies. We expect to solicit proxies mainly by mail. Some of our employees may also solicit proxies personally and by telephone. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose. We will, however, reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Class A shares.

          If you wish to include a proposal in our proxy statement for the 2002 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, you should forward the proposal to our Secretary by August 23, 2001. If you submit a proposal other than pursuant to Rule 14a-8 less than 30 days in advance of the 2002 annual meeting, your proposal will be considered untimely under our by-laws and we will not be required to present your proposal at the 2002 annual meeting. If the Board chooses to present your proposal despite its untimeliness, the people named in the proxies solicited by the Board for the 2002 annual meeting will have the right to exercise discretionary voting power with respect to your proposal.

          If you would like to receive a copy of our fiscal 2000 annual report on Form 10-K (without exhibits), please write to our Secretary at 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020, and we will provide you with a copy free of charge.

                                        NORTHLAND CRANBERRIES, INC.

                                        [PRINTER TO INSERT SIGNATURE]

                                        David J. Lukas
                                        Senior Vice President-Administration,
                                        Secretary and Corporate Counsel

Wisconsin Rapids, Wisconsin
December 21, 2000

                                   APPENDIX A

                          FORM OF ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                           NORTHLAND CRANBERRIES, INC.
                           ---------------------------

     1.   The name of the Corporation is Northland Cranberries, Inc.

     2. Article 4 of the Articles of Incorporation is hereby amended to include the following text after the last paragraph thereof:

          "(7) Reverse Stock Split

          Effective as of the close of business on the date of filing of this Amendment to the Articles of Incorporation (the "Effective Time"), provided that such date is on or prior to January 30, 2002, the filing of this Amendment shall effect a reverse stock split pursuant to which (a) each [two (2)] [three (3)] [four (4)] shares of Class A Common Stock issued and outstanding shall be combined into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock, and (b) each [two (2)] [three (3)] [four (4)] shares of Class B Common Stock issued and outstanding shall be combined into one (1) validly issued, fully paid and nonassessable share of Class B Common Stock. The number of authorized shares and the par value of the Class A Common Stock and the Class B Common Stock shall not be affected by the reverse stock split. The Corporation shall not issue fractional shares or scrip of either Class A or Class B Common Stock as a result of the reverse stock split. Instead, fractional shares of Class A and Class B Common Stock resulting from such reverse stock split shall be rounded up to the next whole number. The Corporation shall require each holder of record of issued and outstanding shares of Class A or Class B Common Stock at the Effective Time (the "Pre-Split Shares") to surrender for cancellation the certificate representing such shares and receive certificates that the Corporation shall issue representing the shares into which such Pre-Split Shares have been converted."

     3. The foregoing amendment to the Corporation's Articles of Incorporation was submitted to the Corporation's shareholders by the Board of Directors of the Corporation and was adopted by such shareholders on January 30, 2001 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

          Executed on behalf of the Corporation on this __ day of _____, 200_.

                                        NORTHLAND CRANBERRIES, INC.


                                        By: ___________________________________
                                            John Swendrowski
                                            Chairman and Chief Executive Officer

                                   APPENDIX B

                           NORTHLAND CRANBERRIES, INC.
                             Audit Committee Charter
                                 January 5, 2000

          In order to assist the Audit Committee ("Committee") of the Board of Directors (the "Board") of Northland Cranberries, Inc. (the "Company") in carrying out its duties and responsibilities, the following is the Audit Committee Charter. This Charter, however, is not intended to, and does not, create any legal or fiduciary duties or responsibilities or form the basis for a breach of fiduciary duty or potential liability if not complied with.

     1.   The Committee shall consist entirely of non-employee directors.

     2. Absent unusual circumstances, the Committee shall attempt to meet at least twice annually. Special meetings shall be held as circumstances require as determined by the Chairman of the Audit Committee or by any two other members of the Committee.

     3.   The Committee's responsibilities shall include the following:

          a. To recommend annually to the Board a firm of independent certified public accountants to serve as the Company's independent auditing firm for the forthcoming year, which firm is ultimately accountable to the Committee and the Board. See Item 8.

          b. To be well-informed about the Company's quarterly and annual financial reports by receiving copies of all such reports.

          c. To review with the Company's chief executive officer, chief financial officer and/or its principal accounting officer and the Company's independent auditing firm the areas of financial risk that could have a material adverse effect on the Company's results of operation or financial condition.

          d. To review with the Company's chief executive officer, chief financial officer and/or its principal accounting officer the Company's annual audit plans.

          e. To review with the Company's chief executive officer, chief financial officer and/or its principal accounting officer the Company's in-house policies and procedures for regular review of officers' conflicts of interest.

          f. To review management's plans for engaging the Company's independent public accountant to perform management advisory services during the coming year; provided, that to the extent the Company's independent public accountant's independence from the Company is not compromised, management may engage the Company's independent public accountant to perform such services and report the extent and outcome of such services to the Committee at its next meeting.

          g. To periodically review and analyze with the Company's chief executive officer, chief financial officer and/or its principal accounting officer and the Company's independent auditing firm comparable public company financial reporting and accounting policies and practices that differ from those of the Company.

          h. To evaluate the performance of the independent auditing firm and, if so determined by the Committee, to recommend that the Board replace the independent auditing firm.

          i. To receive written confirmation from the Company's independent auditing firm that it is independent from the Company within the meaning of the Securities Act of 1933, as amended, as administered by the Securities and Exchange Commission, and within the requirements of the Independence Standards Board, as well as to review periodic reports from the Company's independent auditing firm delineating all relationships between the independent auditing firm and the Company and otherwise regarding the independence of the independent auditing firm, to discuss such reports with the independent auditing firm and to recommend, if so determined, that the Board take appropriate action to oversee the independence of the independent auditing firm.

     4. The Committee shall have unrestricted lines of communication with the chief executive officer, chief financial officer and/or principal accounting officer of the Company, as well as the Company's independent auditors, at all times.

     5. The Committee shall advise the Company's chief executive officer, chief financial officer and/or chief accounting officer that it expects to be consulted before the Company seeks a second opinion on any significant accounting issue from an auditing firm other than the Company's auditing firm.

     6. The Committee, through its Chairman, shall report its activities to the full Board after each committee meeting so that the Board is kept informed of its activities on a current basis.

     7. The Committee shall meet with the Company's outside counsel, when appropriate, to discuss legal matters that may have a significant impact on the Company's financial statements.

     8. Factors to be considered in selecting or retaining an independent public accountant to serve as the Company's independent auditing firm shall include, without limitation, the following:

          a. Opinions by appropriate management personnel on the capabilities, resources and performance of the public accounting firm;

          b. The firm's proposed audit fee and explanations for any material fee changes from prior years;

          c. The expected level of participation by the firm's partner designated to the Company's account and other management personnel in the audit examination and the mix of skills and experience of the firm's staff and its staff rotation policy with respect to the Company;

          d. If a new public accounting firm is being considered, the steps planned to ensure a smooth and effective transition;

          e. If a new public accounting firm is being considered, the report of the firm's latest peer review conducted pursuant to a professional quality control program and any significant litigation problems or disciplinary actions by the SEC or others;

          f. If a new public accounting firm is being considered, the proposed firm's credentials, capabilities and reputation and a list of clients in the same geographical area and in the same industry; and

          g.   The auditing firm's independence from the Company.

     9. The following are general post-audit review considerations and guidelines:

          a. The Committee should attempt to obtain from the Company's chief financial officer and/or chief accounting officer explanations for all significant variances in the financial statements between years.

          b. The Committee should attempt to request an explanation from management and the independent public accountant of changes in accounting standards or rules promulgated by the FASB, SEC or other regulatory bodies that have or will have a material effect on the Company's financial statements or accounting policies or practices.

          c. The Committee should attempt to inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had or will have a material impact on the financial statements.

          d. The Committee should attempt to meet privately with the independent public accountant to request its opinion on various matters, including the quality of financial and accounting personnel.

          e. The Committee should attempt to ask the independent public accountant what its greatest concerns were in the course of the audit and if it believes anything else should be discussed with the Committee while not in the presence of management or the Company's chief financial officer and/or principal accounting officer.

          f. The Committee should attempt to review the letter of management representations given to the independent public accountant and inquire whether it encountered any difficulties in obtaining the letter or any specific representations therein.

          g. The Committee should attempt to discuss with management and the independent public accountant the substance of any significant issues raised by outside counsel concerning litigation, contingencies, claims or assessments. The Committee should attempt to understand how such matters are reflected in the Company's financial statements.

          h. The Committee should attempt to inquire with the Company's chief executive officer, chief financial officer and chief accounting officer whether there are any significant tax matters that have been or might be reasonably disputed by the IRS or state agencies, and inquire as to the status of the related tax reserves.

          i. The Committee, at least through its Chairman, should attempt to review with management the MD&A section of the Company's annual report and ask the extent to which the independent public accountant reviewed the MD&A section. Similar efforts should be attempted, at least on a post-filing basis, with respect to the Company's quarterly reports. The Committee should ask the independent public accountant whether the other sections of the annual report to shareholders are consistent with the information reflected in the financial statements.

     10. The Committee should attempt to review this Charter not less than annually and should seek the input of the Company's independent auditing firm and the Company's chief executive officer, chief financial officer and/or chief accounting officer with regard to the adequacy of the Charter and the desirability of amendments hereto.

                                                            APPENDIX C

                                                  NORTHLAND CRANBERRIES, INC.                      __
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /#/
                                                                       FOR ALL
                                                                       EXCEPT
                                                                      NOMINEES
                                                                       WRITTEN
1.    Election of Directors -                                          ON THE
      Nominees:  Patrick F. Brennan, Robert E.                          SPACE
      Hawk, Jeffrey J. Jones, LeRoy J. Miles,                         PROVIDED
      Pat Richter, John C. Seramur and John         FOR    WITHHOLD    TO THE
      Swendrowski                                   ALL       ALL       RIGHT
                                                     __        __         __
                                                    /_/       /_/        /_/       ______________________________________________

2.    Reverse Stock Split Proposal -
      The proposal to approve an amendment to
      Northland Cranberries, Inc.'s Articles of
      Incorporation allowing the Board of
      Directors at any time prior to January
      30, 2002 to choose to implement a reverse
      stock split of the then outstanding
      shares of Class A Common Stock and Class
      B Common Stock in a ratio of one-for-two,
      one-for-three or one-for-four                 FOR     AGAINST    ABSTAIN
                                                     __        __         __
                                                    /_/       /_/        /_/

3.    In their discretion, upon such other
      business as may properly come before the meeting and at any adjournment thereof

                                                                                                      Dated:_____________, 200_


                                                                                   Signature(s)

When properly executed, this proxy will be
voted as you have directed herein.  If no                                          PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS
direction is made, this proxy will be voted FOR                                    PROXY  CARD.  When  shares  are  held  by  joint
the seven director nominees indicated above and                                    tenants,  both  should  sign.  When  signing  as
FOR the reverse stock split proposal.  It will                                     attorney, executor,  administrator,  trustee  or
also be voted in accordance with the best                                          guardian, please  give your full  title as such.
judgment of the proxies named herein on any                                        If you  are a corporation,  please  sign in full
other business that may properly come before                                       corporate  name  by  the   president   or  other
the meeting.                                                                       authorized officers.  If you are a  partnership,
                                                                                   please sign in partnership name by an authorized
                                                                                   person.

------------------------------------------------------------------------------------------------------------------------------------
                                               (DELTA) FOLD AND DETACH HERE (DELTA)

                                                      YOUR VOTE IS IMPORTANT!

                                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                                                   USING THE ENCLOSED ENVELOPE.

                           NORTHLAND CRANBERRIES, INC.

                ANNUAL MEETING OF SHAREHOLDERS - JANUARY 30, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          I hereby appoint John Swendrowski as my proxy, and hereby authorize him to represent and to vote, as I have indicated below, all my shares of Class A Common Stock of Northland Cranberries, Inc., which I held of record on December 13, 2000, at the annual meeting of shareholders scheduled to be held on January 30, 2001, and at any adjournment thereof. I also authorize him to appoint his substitute.

          I further acknowledge receipt of the 2000 Annual Report to Shareholders, including the Notice of the Annual Meeting and the Proxy Statement, and I hereby revoke any other proxy I may have executed previously for the 2001 annual meeting of shareholders.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                          USING THE ENCLOSED ENVELOPE.

Please do not fold                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------